UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Versum Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-5632014
(State of Incorporation or Organization)	(IRS Employer Identification No.)

8555 South River Parkway, Tempe, Arizona	85284
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of class)

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Versum Materials, Inc. (the “Company”) on February 28, 2019, as amended by Amendment No. 1 to the Registration Statement on Form 8-A filed by the Company on March 7, 2019, and as amended by Amendment No. 2 to the Registration Statement on Form 8-A filed by the Company on March 14, 2019.

Item 1.	Description of Registrant’s Securities to be Registered

On April 2, 2019, the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, entered into the Amendment and Termination (the “Amendment and Termination”) of the Rights Agreement, dated as of February 28, 2019, as amended by that certain Amendment No. 1 to Rights Agreement, dated as of March 14, 2019, by and between the Company and the Rights Agent (as amended, the “Rights Agreement”). The Amendment and Termination amends the Rights Agreement by accelerating the definition of “Final Expiration Date” from August 30, 2019 to April 2, 2019, such that, as of 11:59 p.m. New York City time on April 2, 2019, the rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement (the “Rights”) will expire and no longer be outstanding and the Rights Agreement will terminate and be of no further force and effect. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which was filed with the Securities and Exchange Commission (“SEC”) in a Current Report on Form 8-K on February 28, 2019, the Amendment No. 1 to Rights Agreement, which was filed with the SEC in a Current Report on Form 8-K on March 14, 2019, and the Amendment and Termination, a copy of which is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

After the expiration of the Rights and termination of the Rights Agreement, on April 2, 2019, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination of Series A Junior Participating Preferred Stock (the “Certificate of Elimination”) in order to eliminate all matters set forth in the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company from the Amended and Restated Certificate of Incorporation of the Company. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Elimination, a copy of which is attached hereto as Exhibit 4.4 and is incorporated herein by reference.

Item 2.	Exhibits

Exhibit Number	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Versum Materials, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on February 28, 2019).

4.1	Rights Agreement, dated as of February 28, 2019, between Versum Materials, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, which includes the Form of Certificate of Designations, the Form of Right Certificate, and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on February 28, 2019).

4.2	Amendment No. 1 to Rights Agreement, dated as of March 14, 2019, by and between Versum Materials, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on March 14, 2019).

4.3	Amendment and Termination of Rights Agreement, dated as of April 2, 2019, by and between Versum Materials, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on April 2, 2019).

4.4	Certificate of Elimination of Series A Junior Participating Preferred Stock of Versum Materials, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on April 2, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 2, 2019	Versum Materials, Inc.

	By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: Senior Vice President, General Counsel and Secretary